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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                      Commission File Number     33-51672

                          California Hotel and Casino
                          ---------------------------
             (Exact name of registrant as specified in its charter)

              2950 South Industrial Road, Las Vegas, Nevada 89109
              ---------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11% Senior Subordinated Notes Due 2002
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6            [X]
        Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:
                                      None
                                      ----

        Pursuant to the requirements of the Securities Exchange Act of 1934, California Hotel and Casino has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 19, 1997                 BY: /s/ KEITH E. SMITH
                                             ----------------------------------
                                             Name:  Keith E. Smith
                                                    ---------------------------
                                             Title: Senior Vice President and
                                                    Controller (Chief Accounting
                                                    Officer)
                                                    ---------------------------